EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-86214, 333-205370, and 333-282292), Form S-4 (No. 333-291029), and Forms S-8 (Nos. 333-189420, 333-222329, 333-222330, and 333-255991) of our reports dated March 13, 2026, with respect to the consolidated financial statements of Horizon Bancorp, Inc., and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana
March 13, 2026